  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-31959

US Fuel Corporation

(Name of registrant as specified in its charter)

NEVADA	88-0433815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

277 White Horse Pike #200 Atco, NJ 08004

(Address of principal executive offices, including zip code)

Registrant’s telephone number including area code: 856-322-6527

Securities registered under Section 12(b) of the Act: None

Securities registered under Section 12(g) of the Act: Common Stock, $0.0001 Par Value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

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 Item 1. Business

Corporate History and Business

US Fuel Corporation (the “Company”) was organized on February 27, 1997, under the laws of the State of Nevada, as Stock Watch Man, Inc. The initial business strategy was to become an informative, comprehensive and user friendly Internet-based financial site by developing and then marketing a website through internet search engines and links to financial resources.  Today, our business is focused on converting natural gas into non-petroleum based alternative fuels, such as diesel, gasoline and aviation (jet fuel) and other valuable products.  The Company will capitalize on the projected spread in commodity prices between natural gas and ultra-low sulfur diesel (ULSD).

Due to capital constraints, we were not able to timely file all of our periodic reports during the past few fiscal years. However, over the past few months we have been working towards resolving that deficiency. Although we filed our annual report on Form 10-K for each of the years ended December 31, 2010 and 2011, as well as for the fiscal year ended December 31, 2012, as recently as December 2013, the Securities and Exchange Commission felt that we failed to comply with Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rules 13a-1 and 13a-13 thereunder because we had not filed any periodic reports with the Commission since the period ended December 31, 2012. As a result, the registration of our securities was revoked on February 6, 2014. We are therefore filing this registration statement to once again register our common stock pursuant to Section 12(g) of the Exchange Act.

History

In 2001, the Company took actions to change the business focus from web services to nuclear waste remediation and entered into an Asset Purchase Agreement to acquire a Patent License Agreement that involved new technologies believed to be potentially effective in the remediation of nuclear waste products. On September 12, 2001, the Company amended its articles of incorporation to change its name from Stock Watch Man, Inc. to Nuclear Solutions, Inc. (“NSOL”) to ensure the corporate name properly reflected the new corporate business focus.

On September 2, 2005, NSOL formed a wholly owned subsidiary, Fuel Frontiers Inc. (“FFI”), to pursue alternative fuel technology and projects. However, in 2008, we elected to focus the company exclusively on the production of synthetic fuels and activities related to nuclear waste remediation were suspended. When we later re-focused our operations, we no longer needed the subsidiary and dissolved FFI on September 12, 2012.

On July 31, 2006, the Company formed another wholly owned subsidiary, Liquidyne Fuels, which has had no activity through June 2013.

On June 10, 2011, the Company's name was changed from Nuclear Solutions, Inc. to US Fuel Corporation, with a singular focus to design, build, own and operate coal-to-liquid (“CTL”) facilities.

As further described below, on June 14, 2011, the Company's Articles of Incorporation were amended to, among other things, increase the authorized common stock capital from 100,000,000 shares of common stock, par value $0.0001 to 800,000,000 shares of common stock (the Company also has 50,000,000 shares of preferred stock, par value $0.001).

On October 7, 2011, FINRA approved the name change to US Fuel Corporation and the symbol change from NSOL to USFF.

History & Progress of Business Plans/Operations

Between 2008 and 2011, the business of the Company has been to design, build, own and operate facilities to gasify coal and convert that coal-derived gas into liquid fuel. The Company’s initial plans involved developing a large scale CTL facility that combined a plasma gasification process with a Fischer-Tropsch process to convert coal to liquid fuel.

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In 2008, to supplement internal planning activities, the Company retained Mr. Paul Adams and Mr. Steven Luck as consultants to develop a facility business plan and economic model to be used to obtain project financing. The initial focus was on building a large scale plasma gasification based CTL facility. A technically feasible plan was developed, but financing for such a large scale project in the economic environment of 2008 and 2009 was problematic. Accordingly, in 2008, the then Board of Directors elected to focus the Company exclusively on the production of synthetic fuels through the FFI subsidiary. Activities related to nuclear waste remediation were suspended and have not been in active development; historical data regarding those efforts is included in the Form 10-K for the year ended December 31, 2009.

In 2011, with new leadership in place, the Board of Directors evaluated the Company’s position. Given the tough economy and other issues then facing the Company, i.e. not being current with its SEC filings, the skull and cross bones “Caveat Emptor” or “Buyer Beware” on the Company's ticker symbol, the pending lawsuits and the large debt on the Company's books, the Board knew that it would be difficult to raise and receive the capital it needed to maintain operations. Finally, in May 2011, the Company entered into financing negotiations with G & A Capital, Development LLC, a New Jersey limited liability company (“G & A Capital”), which led to the execution of a Stock Purchase Agreement on May 12, 2011.

G & A Capital Agreement

The G & A Capital Stock Purchase Agreement, as amended on May 13, 2011, provided, in pertinent part, as follows:

1.	G & A Capital would purchase 5,000,000 shares of the Company's preferred stock for an aggregate purchase price of $662,540.37;

2.	The Company agreed to amend its Articles of Incorporation to, among other things, increase the authorized common stock capital from 100,000,000 shares of common stock, par value $0.0001 to 800,000,000 shares of common stock (the Company also has 50,000,000 shares of preferred stock, par value $0.001. At the time of the agreement, the Company had 97,980,981 shares of common stock and 0 shares of preferred stock issued and outstanding.

3.	Upon amendment of the Articles of Incorporation, G & A Capital would exchange the 5,000,000 shares of preferred stock for 164,402,076 shares of common shares, with the preferred shares being cancelled and returned to the treasury.

4.	Upon the exchange of the preferred stock for the common stock, the Company would issue G & A a warrant to purchase up to 496,277,915 shares of common stock common shares for an aggregate price of $2,000,000.

5.	G & A Capital agreed to distribute the shares of Company common stock that it owned to members of the Company's management and key individuals at their discretion.

6.	G & A Capital agreed to relieve, discharge, assume and/or pay all of the outstanding debt, financial obligations and all other liabilities (collectively, the "Debts") incurred by the Company (including, among other things, accrued expenses and accrued compensation), excluding contingent liabilities (ie: Schrader Litigation (please see Legal Proceedings, below), subject to a limitation of liability, so long as the liability was incurred on or before September 31, 2011 and the total dollar amount is not greater than 8 Million Dollars (the "Assumption of Liabilities"). On May 15, 2011, the Company and G & A Capital amended the Capital Stock Purchase Agreement to further modify the Assumption of Liabilities term (the "Amendment"). The Amendment clarified and limited the circumstances under which G & A Capital would relieve, discharge, assume and/or pay the Debts, so that their agreement would not extend to any claimed Debts, including accrued but unpaid salaries, that are later deemed not to be due in light of frivolous actions or unmet milestones or work product.

As per the above terms, Articles of Incorporation were so amended on June 14, 2011.

In 2011, as a result of the G & A Capital Stock Purchase Agreement, the Company's liabilities were reduced by $372,500.

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On May 15, 2012, G & A Capital partially exercised their Warrant to purchase 300,851,000 shares of common shares; as a result of such exercise, G & A Capital held 465,253,076 shares of the Company's common stock.

During 2012, G & A Capital provided the following aggregate executive compensation as per their agreement:

Name	Share Amount

Stanley Drinkwater	76,050,000

Harry Bagot	33,000,000

William Chady (1)	10,000,000

Garry Sparks (2)	7,500,000

Steven Luck (3)	10,000,000

Paul Adams (3)(4)	15,000,000

1)	Mr. Chady is a member of Kentucky Fuel Associates, Inc. (“KFA”), a company with whom FFI entered into a collaborative arrangement for the development of coal-based gas-to-liquid fuel production facilities in the State of Kentucky. (See, “Note 2, Collaborative Agreement”).

2)	Mr. Sparks is the General Product Manager to Kentucky Fuel Associates, Inc. (“KFA”), a company with whom FFI entered into a collaborative arrangement for the development of coal-based gas-to-liquid fuel production facilities in the State of Kentucky. (See, “Note 2, Collaborative Agreement”).

3)	These shares are currently subject to an Executive Halt, which means that none of these shares may be traded or sold, unless and until such halt is lifted.

4)	In March 2013, G & A Capital provided Mr. Adams with an additional 5,000,000 shares of common stock for executive compensation.

Starting in June 2011, the Company picked up from the earlier coal-to-liquid planning efforts and began working together to develop and refine a project plan that could be financed. The key to the new plan was a focus on a smaller, scalable facility, as financing was problematic for the typical large-scale plants previously considered by the Company.

During 2012, the Company entered into various agreements to carry out their operations. On August 14, 2012, the Company entered into a Master Services Agreement (“MSA”) with Global Private Funding, Inc.(“Global”), which included provisions for Global to provide the Company with business incubation services, legal & compliance services and underwriting services. The Company proceeded to achieve the milestones established by Global to obtain funding, but Global was unable to provide the funding as promised. Accordingly, on April 22, 2013, the Company terminated the Global MSA for cause. However, since that time and as of the date of this Report, we are working together with Global to re-establish our working relationship.

On May 3, 2013, we executed a Teaming Agreement with Woolpert, Inc. (“Woolpert”), pursuant to which Woolpert will be the Lead Design Consultant and Design-Build Program Manager to provide the necessary planning, design and preliminary design-build documents in coordination with the GTL process engineers for our GTL plants planned for Kentucky.

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Current Business Model and Operations

Notwithstanding their efforts, it became apparent to Management that investors were not going to fund their GTL model to the extent required and without the necessary funding, the Company was unable to carry out the few agreements the Company did have in place. Accordingly, in the fourth quarter of fiscal 2013, after realizing that the previous business model was not producing sufficient revenues to provide our shareholders with adequate return or capital to carry out our operations, we decided to focus our operations on a model that leverages the abundance of natural gas to deliver superior fuel and chemical products to the market. We believe this model will provide more value to our shareholders than our prior model that focused on coal as the primary feedstock for our alternative fuel facilities. To bolster our strength, we engaged Core Strategic Services to assist in certain tactical initiatives and execution of corporate goals key to our strategic plan over the next 12 months.

The Fischer–Tropsch process is a collection of chemical reactions that converts synthesis gas (syngas) a mixture of carbon monoxide and hydrogen into liquid hydrocarbons. US Fuel plans to produce syngas from natural gas and Fischer-Tropsch technology to produce diesel fuel, naphtha.

The high quality diesel fuel produced through the Fischer–Tropsch (FT) process contains near zero Sulfur and can be used directly in today’s diesel-powered vehicles. Laboratory testing indicates that FT diesel provides superior vehicle performance and delivers dramatic across-the-board reductions in all major criteria pollutants such as SOx, NOx, and hydrocarbon (HC) emissions and reduces the most harmful pollutant, PM 10 (10 micron particulates) by 34%.

These fuels are compatible with the current petroleum distribution infrastructure and do not require new or modified pipelines, storage tanks, or retail stations.

We believe that our strategy of locating small plants next to interstate pipelines will maximize returns by lowering feed stock prices and reducing transportation costs. The smaller size will significantly reduce the time to permit each plant and therefore will shorten the construction period, and make the projects easier to finance.

US Fuel plans to build, own and operate facilities which convert natural gas into non-petroleum based alternative fuels, such as diesel, gasoline and aviation (jet fuel) and other valuable products.  Taking a fresh and practical approach to production and distribution, using the best new technologies, and leveraging existing infrastructure, USFuel will use America’s most abundant resources to economically produce manageable quantities (1000-2000 barrel per day (BBL/day)) of high quality fuel close to end use. These fuels can be used in all diesel engines deliver better performance, dramatic across-the-board reductions in all major criteria pollutants such as SOx, NOx, particulate matter (PM), and hydrocarbon (HC) emissions, and can be sold at existing retail outlets or to large diesel users with no changes to their equipment or distribution infrastructure and do not require new or modified pipelines, storage tanks, or retail stations. Although we expect to be able to negotiate a premium for the product once total platform volume levels have been achieved, we have made our projections using ULSD prices.

US Fuel will use a contracting strategy designed to assure the availability of critical resources required for the success of the Project while optimizing design flexibility and managing initial development capital.  To that end, US Fuel has approached multiple suppliers of the goods and services required to develop the Project and considered a variety of different options with respect to technology and construction.  As of the date of this Registration Statement, we have not yet entered into any formal agreements with any such suppliers or service providers.

The actions we expect to complete during the development period before commencing with our Front End Engineering Design ("FEED") study is expected to cost approximately $750,000. During this period US Fuel will pay current liabilities, fund general administration costs, start the Permit process and secure the project sites for each plant. A Principle Managing Contractor (“PMC”) will be engaged and contract negotiations with equipment suppliers and general contractors will begin. The development phase will be completed once the site(s) are secured, all go/no go gates are passed and costs for the next stage are confirmed and funded. The development stage is expected to last approximately 8 months.

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Strategic Advantage

US Fuel will seek to achieve a competitive advantage, maximize benefits, minimize risks, and create value through the following means:

•	Premium Product: The high quality diesel fuel produced through the Fischer–Tropsch (FT) process contains near zero Sulfur and can be used directly in today’s diesel-powered vehicles and jet powered aircraft. Laboratory testing indicates that F-T diesel provides superior vehicle performance than conventional diesel. These fuels are compatible with the current petroleum distribution infrastructure and do not require new or modified pipelines, storage tanks, or retail stations. Fischer-Tropsch diesel delivers dramatic across-the-board reductions in all major criteria pollutants such as SOx, NOx, particulate matter (PM), and hydrocarbon (HC) emissions See, Clean Product below.

•	Locational Cost Advantages. Leverage strategic locations at industrial parks, and brownfields. US Fuel will evaluate all regions of the U.S. to determine the highest areas of profit (including crack spreads and transportation) and focus on those project sites that maximize returns based upon all location-specific factors. Plants using natural gas will be connected directly to interstate pipelines to reduce transportation costs.

•	Manageable Size. Based on our prior experience, we have scaled down our project size to one that we believe will be more attractive and provide better funding results.

•	Time to market. Commercial operation can be achieved in approximately half the time for large-scale projects. The plants are expected to qualify as minor sources for the air permit.

•	Asset Synergies. A platform play comprised of 5 to 7 small scale FT plants provide the ability to leverage initial development costs, central operations, risk management, purchasing and hedging power (e.g., higher volume feedstock and off take), reduced financing costs, pooled maintenance and service, logistics management, etc. Strategic locations afford geographic and product manufacturing diversification as well as revenue optimization benefits.

•	Modular, Scalable Technology. The small scale FT technology allows easy adaptation to specific site conditions, repeatable plant design, reduced engineering risks, improved uptime due to phased maintenance and no single point of failure.

•	Replicable. A model utilizing modular small-scale FT plants serving local markets is easily duplicated across the platform and will be able to compete effectively on price with large manufacturers.

Clean Product

There have been many studies, both foreign and domestic, concluding that the FT fuel is a clean product. In March 2010, the U.S. Department of Transportation released a study entitled, "Evaluation of Ultra-Clean Fischer-Tropsch Diesel Fuel in Transit Bus Applications" that discussed the following as some advantages of FT Diesel are:

•	FT Diesel contains virtually no sulfur or aromatics. In a properly tuned engine this is expected to lead to lower particle exhaust emissions.
•	The absence of sulfur means that oxidation catalysts and particulate traps will operate at maximum efficiency.
•	The existing diesel infrastructure can be used, unchanged, for Fischer-Tropsch Diesel.
•	FT Diesel can be used in existing diesel engines.
•	Diesel is one of the safest of the automotive fuels.

Market Opportunity

US Fuels’ business plan is to build, own and operate 5 to 7, small scale (1000-2000 barrel per day (BBL/day)) gas to liquid (GTL) production facilities in strategic locations across the United States with access to abundant low cost feedstock and local markets large enough to absorb the product.  The company will capitalize on the projected $/BTU spread between natural gas and ultra-low sulfur diesel (ULSD) and is expected to yield above average return

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As the graph below depicts, market conditions for FT liquids are at historically favorable levels, with natural gas prices at historical lows coupled with robust, growing demand for distillate fuels (including diesel) projected to continue at least through the next few decades.

Based on Exxon Mobile's Outlook for Energy: A View to 2040, which they released in 2014, we believe that use of ULSD is expected to increase steadily in the United States over the next 20 years. The total production of the planned GTL plants will remain a small percentage of the total consumption.

Plant Locations

US Fuel has identified two locations in Kentucky for the first Gas to Liquid (GTL) plants (2000 BBL/day). Locating the first two plants in the same state will provide advantages when working with local and state officials and in securing construction contracts. The first plant will likely be located on a site in Muhlenberg County. Muhlenberg County has been a strong supporter of US Fuel for several years.

US Fuel has also located a potential site in Ohio.

Item 1A. Risk Factors

As a smaller reporting company, the Company is not required to provide the information required by this item.

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Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements regarding our plans, expectations, estimates and beliefs.  Actual results could differ materially from those discussed in, or implied by, these forward-looking statements.  Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  We have based these forward-looking statements largely on our expectations.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially from those anticipated as a result of the factors described in the “Risk Factors” and detailed in our other Securities and Exchange Commission filings.

Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this report or incorporated by reference might not transpire.  Factors that cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section and elsewhere in this report.

Plan of Operation

During 2012, the Company continued to work to develop coal-to-liquid facilities and has continued to do so in 2013. However, our development efforts have been and continue to be limited due to insufficient capital. The Company had a net losses of $572,714, $10,006,558 and $4,461,627 for the nine months ended September 30, 2013, years ended December 31, 2012 and 2011, respectively.    As of September 30, 2013, the Company had negative working capital of $3,342,682.

Plan for the next 12 months

Our plan is to build, own and operate facilities which convert hydrocarbons into non-petroleum based alternative fuels, such as diesel, gasoline and aviation (jet fuel) and other valuable products. Taking a fresh and practical approach to production and distribution, using the best new technologies, and leveraging existing infrastructure, the Company plans to use America’s most abundant resources to economically produce manageable quantities of high quality fuel close to end use. These fuels, which can be used exactly like petroleum derived fuels, deliver better performance, dramatic across-the-board reductions in all major criteria pollutants such as SOx, NOx, particulate matter (PM), and hydrocarbon (HC) emissions, and can be delivered through the existing distribution infrastructure with no changes to equipment, pipelines, storage tanks, or retail stations.

Over the next 12 months, we plan on raising working capital to fund development of these technological areas through private placements of debt or equity, using our common stock in lieu of cash, and applying for government grants, where appropriate. The implementation of Company's business development phases will be dependent on successful financing. Financing options may include a combination of debt and equity financing; any equity financing may result in equity dilution to existing shareholders.

The development period before commencing with the FEED Study is expected to cost $750,000 and take approximately 8 months. The development phase will be completed once the site(s) are secured, all go/no go gates are passed and costs for the next stage are confirmed and funded. The development stage is expected to last 8 months, during which we hope to complete the following:

-	Stabilize Operations

-	Letter of Interest from potential offtake(s)

-	Meeting with State Representatives and EPA

-	Confirmation of Gas line capacity

-	Gas Supply

o	Install cost estimate, contract scope, terms, lead time

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-	Site confirmed

o	Secured through options or other means

-	Equipment picked

o	Lead time

o	Emissions

-	Select Project and FEED engineers

o	Construction – MOU, draft EPC

o	Project management – contract scope, cost estimate

-	- Environmental Contractor (permits)

o	estimate contract scope, timing

o	Maximum size of plant that fits under minor permit

-	Rebuild and Improve Web Site

-	Proforma

-	Timeline/project plan

Progress

Progress has been slower than expected due to the lack of personnel and lack of working capital. We anticipate increasing staffing levels over the next 12 months. We estimate a working capital requirement of at least $1,125,000 over the next 12 months to maintain current and anticipated activities at a minimum level.

We believe that the success of our business will depend, in part, on our ability to attract, retain, and motivate highly qualified sales, technical and management personnel, and upon the continued service of our senior management and key sales and technical personnel. We cannot assure you that we will be able to successfully attract, retain, and motivate a sufficient number of qualified personnel to conduct our business in the future.

Comparison of Results of Operations for the nine months ended September 30, 2013 to the nine months ended September 30, 2012

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses decreased from $9,674,883 for the nine months ended September 30, 2012 to $495,175 for the nine months ended September 30, 2013. A $9,179,708 (95%) decrease. During the three months ended September 30, 2012, the Company recorded costs incurred by employees and vendors of $8,971,615 as a charge to period operations and a credit to equity, as compared to nil in the during the nine months ended September 30, 2013.

DEPRECIATION: Depreciation for the nine months ended September 30, 2013 and 2012 was $2,021, unchanged period to period.

OTHER INCOME (EXPENSE)

INTEREST EXPENSE: Interest expense increased from $33,914 for the nine months ended September 30, 2012 to $75,518 for the nine months ending September 30, 2013. This increase is due primarily to the amortization of a non-cash debt discount associated with a note payable.

LOSS ON DECONSOLIDATION OF SUBSIDIARY

In 2012, the Company dissolved Fuel Frontiers, Inc, a majority owned subsidiary of the Company incurring a loss on disposal of $30,820 during the nine months ended September 30, 2012, as compared to nil in current period operations.

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NET LOSS:

NET LOSS: The Company incurred a net loss of $572,714 for nine months ending September 30, 2013, compared with a net loss of $9,741,638 for the nine months ended September 30, 2012, which reflects a year-to-year decrease in net loss for the period of $9,168,924. The principal reason for this decrease was due to approximately $9,000,000 costs incurred during the nine months ended September 30, 2012 as compared to nil in the current period.

LIQUIDITY AND CAPITAL RESOURCES:  As of September 30, 2013, we had a working capital deficit of $3,342,682 which compares to a working capital deficit of $2,846,082 as of December 31, 2012. As a result of our operating losses for the nine months ending September 30, 2013, we used $18,703 in operating activities. Cash flows used in investing activities was $0 during the period. Cash flows provided by financing activities were $13,000 from related party advances.

We believe that anticipated cash flows from operations will be insufficient to satisfy our ongoing capital requirements.  We are seeking financing in the form of equity capital in order to provide the necessary working capital. Our ability to meet our obligations and continue to operate as a going concern is highly dependent on our ability to obtain new loans and/or successfully enter into settlement agreements with our vendors and/or former and current employees. We cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, we may be unable to implement our current plans which circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations.

If we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

Auditors' opinion expresses doubt about the Company's ability to continue as a going concern. The independent auditors report on the company's December 31, 2011 and 2012 financial statements included in this Report states that the Company's recurring losses raise substantial doubts about the Company's ability to continue as a going concern.

Comparison of Results of Operations for the year ended December 31, 2012 to the year ended December 31, 2011

Results of Operations

REVENUES: The Company reported revenues of $0 from our existing technology license agreement, for the year ended December 31, 2012 and for the year ended December 31, 2011.

Business Concentration

For the year ended December 31, 2012, and the year ended December 31, 2011, the balance of all accounts receivables was from one customer.

OPERATING EXPENSES: Total operating expenses from continuing operations increased from $823,290 for the year ended December 31, 2011 to $10,425,793 for the year ended December 31, 2012. The principal reason for this increase was due to consulting fees, executive compensation, legal, and professional fees resulting from the concentration of the company’s efforts on its synthetic fuel projects and suspension of nuclear technology projects.

NET LOSS: The Company incurred a net loss of $10,006,558 for the year ended December 31, 2012, compared with a net loss of $4,461,627 for the year ended December 31, 2011, which reflects a year-to-year increase in the amount of loss for the period of $5,544,931. The principal reason for this increase in our operating expenses as noted above.

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 LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2012, we had a working capital deficit of $2,846,082 which compares to a working capital deficit of $6,491,904 as of December 31, 2011. Due to limited funds, the majority of our losses were related to the issuance of stock transactions by the Company or G&A Capital. Cash flows used in investing activities was zero during the same period. Cash flows provided by financing activities were $6,250 due to expenses paid by G&A Capital on our behalf.

Item 3. Properties

Our office is located at 277 White Horse Pike, Atco, New Jersey, 08004. We sublet the office space from Drinkwater & Goldstein, LLP, of which one of our directors, Mr. Drinkwater, is a partner.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 12, 2014 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of the respective table.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of the respective table is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

The business address of each beneficial owner listed is in care of 277 White Horse Pike, Atco, New Jersey, 08004. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

As of February 12, 2014, we had 564,374,057 shares of common stock issued and outstanding.

Between December 31, 2011, and August 21, 2013, G & A Capital distributed the shares of the common stock that it owned to our executive officers and key employees, and as per the terms of the Stock Purchase Agreement that we maintain with them, they no longer own more than 5% of our outstanding Common Stock. As of the date of this registration statement, G & A Capital has never sold any of its shares on the open market or otherwise and all shares of Common Stock they continue to own remain restricted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Harry Bagot	33,600,000	(1)	5.95
Stanley Drinkwater	76,050,000		13.47%
William Chady	12,547,366		2.22%
All officers and directors as a group	122,197,366		21.65%

Reyna & Associates, LLC (2)	71,382,576		12.64%

1)	This amount includes 600,000 shares that Mr. Bagot purchased on the open market.

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2)	Reyna & Associates, LLC, submitted a proxy giving Mr. Bagot, Mr. Drinkwater and Mr. Chady (our current board members), collectively, voting power over the shares held by G & A Capital.

Changes in Control

There are no present arrangements known to the Company the operation of which may result at a subsequent date in a change in control of the Company.

Item 5. Directors and Executive Officers

The following table and text set forth the names and ages of all directors and executive officers as of February 12, 2014. There are no family relationships among our directors and executive officers. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. None of our officers or directors is a party adverse to us or has a material interest adverse to us.

Name	Age	Position(s)	Term

Harry Bagot	64	President, Chief Executive Officer and Member of the Board of Directors	April 2010 – Present
William Chady	56	Chief Financial Officer, Principal Accounting Officer and Member of the Board of Directors	October 2010 – Present
Stanley Drinkwater	58	Chairman of the Board of Directors	October 2010 – Present

Harry Bagot

Mr. Bagot, along with Mr. Drinkwater, were the initial presenters of a complete package for the production of carbon based materials into fuel using Fischer Tropsch technology to the Company. During the past eleven years from 2000 to 2011, Mr. Bagot served as the Director of Property Management for First Montgomery Group and as the Project Manager for United Communities where he was a key member of the development and construction teams and managed an approximately $300M privatization project for joint base housing at McGuire Air Force base and Ft. Dix. The scope of projects consisted of the community planning, design and demolition of 1915 homes, construction of 1635 new homes and renovation of 449 homes. Project responsibilities included: request for proposal, development, construction design, multiple business plans, zoning and construction approvals through marketing and sales. This Privatization project received an Air Force award for the best privatized project in 2008 and again in 2010.

William Chady

Mr. Chady is a Certified Public Accountant with over twenty-eight years of experience. He is a member of The Kentucky Society of Certified Public Accountants as well as a member of the American Institute of Certified Public Accountants. For the past twenty-one years, Mr. Chady has operated William E. Chady, PSC, a full service accounting firm for small to medium size companies, many in the oil and gas industries. Mr. Chady maintains responsibility for the full accounting function for a number of his clients and has assisted in multiple initial public offerings and private placement memoranda. He is currently the Chairman of the Board of four Texas Roadhouse Restaurants in addition to serving or having served as a Managing Member, Director and or Officer of several other Kentucky corporations and limited liability companies. Mr. Chady is also a member of Kentucky Fuel Associates, Inc.

Stanley Drinkwater

Mr. Drinkwater, along with Mr. Bagot, were the initial presenters of a complete package for the production of carbon based materials into fuel using Fischer Tropsch technology to the Company. Mr. Drinkwater, a Partner in Drinkwater & Goldstein, LLP, has twenty-eight years of experience as a civil litigator specializing in personal injury, product liability and medical malpractice. Mr. Drinkwater is admitted to practice in New Jersey and Pennsylvania as well as before the U.S. Court of Appeals for the Federal Court and Third Circuit and the U.S. Supreme Court. He is a member of the Camden County Bar Association and the Association for Justice. Mr. Drinkwater received a Bachelor of Science in Political Science from Rutgers University at Stockton and a Juris Doctor from the Widener University School of Law where he was a member of the Phi Delta Phi Legal Society. He was the law clerk to Senator Joseph Maressa, Camden County, New Jersey.

13

Involvement in Certain Legal Proceedings

To the best of the Company's knowledge, none of the Company's directors, officers, promoters or control persons, if any, during the past ten years was:

1.	A general partner or executive officer of a business that had a bankruptcy petition filed by or against it either at the time of the bankruptcy or within the two years before the bankruptcy;
2.	Convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	Subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and,
4.	Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Mr. Craig Conner.

Mr. Conner was appointed as our Senior Energy Consultant in January 2014. Craig Conner is an accomplished business development executive with more than 20 years’ industry experience in energy, fuels, project development, and engineering.  Mr. Conner has a BS in mechanical engineering and is an expert team leader with a proven record of executing large-scale, technically sophisticated initiatives from conception to completion.  He recently served as vice president of a large Gas to Liquids plant development business in Ohio to convert the region’s new shale gas into value added products.  Mr. Conner has also been a general manager and director of business development for a major utility company. Mr. Conner receives his BS in mechanical engineering from The Ohio State University.

Garry Sparks

Mr. Sparks has been working with the Company for about eight years. Mr. Sparks shall be the Lead Project Manager on our future projects. Additionally, Mr. Sparks is works closely with the office of State Representative Brent Yonts and the office of the Governor of Kentucky to coordinate project efforts. Mr. Sparks has an extensive thirty-five year background in construction, plant and project management. From 2006 to 2010 Mr. Sparks served as president of Kentucky Fuel Associates, Inc., a firm dedicated to the development of the first CTL fuel plant in Kentucky with emphasis on curtailing the country’s dependence on foreign oil. Additionally, Mr. Sparks served from 2003 to 2008 as President and co-owner of Mechanical Installations, Inc., a firm specializing in the construction and startup of water treatment plants, paper mills, steel manufacturing and processing plants.

Item 6.  Executive Compensation

Other than as hereinafter described, we did not issue compensation to any of our officers or directors during fiscal 2012 or 2013.

As discussed elsewhere in this Registration Statement, in May 2011, we entered into a Stock Purchase Agreement with G & A Capital. Pursuant to the agreement with G & A Capital, they agreed - among other things - to relieve, discharge and assume certain of the Company's outstanding expenses, including accrued executive compensation, which they carried out in part, by distributing the shares of Company common stock that they owned to members of the Company's management and key individuals at their discretion. As the shares were theirs, the decision to issue shares under the Stock Purchase Agreement rested with G & A Capital, however, they sometimes consulted with the Company's Board to determine to whom and the amount of such issuances.

14

Pursuant to the agreement with G & A Capital, they issued an aggregate total of 144,060,000 to our officers and directors during 2012 and 2013 (see, "G & A Capital Agreement" in Item 1).

As disclosed elsewhere in this Registration Statement, pursuant to a unanimous written consent of the Board on September 10, 2012, Mr. Chady shall receive $110,000 per year; however, such amounts shall accrue until we are able to pay same.

In January 2014, we entered into a consulting agreement with Mr. Conner, our Senior Energy Consultant. In light of the compensation payable to Mr. Conner under the agreement, he is one of our most highly paid individuals. Upon signing the agreement, Mr. Conner was entitled to receive $50,000 (the "Signing Cash") and 5,000,000 shares of our common stock; Mr. Conner is also entitled to $12,500 per month (the "Monthly Cash," together with the Signing Cash, the "Cash Compensation") during the term of his service, which shall be until he completes all of the services enumerated in the agreement are completed; however, in light of the Company's cash position, Mr. Conner agreed that the Cash Compensation is payable in the future when capital allows and may also be paid in shares of common stock at Mr. Conner's written discretion. Accordingly, as of the date of this Registration Statement, Mr. Conner has not received any of the Cash Compensation. If Mr. Conner requests the Cash Compensation be paid in shares of common stock, it shall be valued on a 50 day moving average as of the time the obligation to make such payment became due. Mr. Conner is also entitled to certain bonuses, ranging from $50,000 to $250,000, based upon the completion of certain milestones set forth in the agreement. Either party may terminate the agreement upon 30 days written notice to the other.

Grants of Plan-Based Awards

We made no grants from plans to any executive officer during the fiscal year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards to any executive officer at the end of the fiscal year ended December 31, 2012.

Director Compensation

During each of the fiscal years ended December 31, 2012 and 2013, no directors received compensation.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

Other than the G & A Capital Agreement, which is described elsewhere in this registration statement (see Item 1., G & A Capital Agreement”) , there were no transactions with any related persons (as that term is defined in Item 404 in Regulation S-K) since the beginning of our fiscal year ending December 31, 2013, or any currently proposed transaction (as of the date of this registration statement), in which we were or are to be a participant and the amount involved was in excess of $120,000 and in which any related person had a direct or indirect material interest.

Transactions with Promoters

None.

Director Independence

As of the date of this Registration Statement, our Board of Directors has three directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent and do not currently have any independent board members.

15

Due to our lack of operations and size, we do not have an Audit Committee. Furthermore, since we are not currently listed on a national securities exchange, we are not subject to any listing requirements mandating the establishment of any particular committees.  For these same reasons, we did not have any other separate committees during fiscal 2013; all functions of a nominating committee, audit committee and compensation committee were performed by our whole board of directors.  Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges as necessary. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert.”

Item 8. Legal Proceedings

Other than as set forth herein, the Company is currently not a party to any material legal or administrative proceedings and is not aware of any pending or threatened legal or administrative proceedings against it.

On December 18, 2013, the SEC initiated proceedings under Section 12(j) of the Securities Exchange Act of 1934 for the failure to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder because it had not filed any periodic reports with the Commission since the period ended December 31, 2012. On January 17, 2014, the Company executed an Offer of Settlement presented by the SEC to settle the proceedings. The SEC issued its Final Order on February 6, 2014.

On May 10, 2013, Global filed a civil action, number SC120696 in the Superior Court of the State of California, County of Los Angeles, West District. The named defendants are: Empyrean West, LLC (“EW”); Jay Carter, individually and as managing partner of EW; David Keller, individually and as CEO of EW; US Fuel Corporation; Harry Bagot, individually and as President and CEO of the Company; Stanley Drinkwater, individually and as Chairman of the Board of the Company; Steven Luck, individually and as a Member of the Company’s Board; William Chady, individually and as a member of the Company’s Board; Paul Adams, individually and as an officer of the Company; Robert Schwartz, individually and as majority stockholder of the Company; John Fairweather, individually and as Director of the Company; and Kenneth Faith, individually and as Treasurer of the Company.

The complaint alleges a total of twenty-one causes of action, twelve of which are directed to US Fuel Corporation. The allegations against the Company are: 1) breach of contract; 2) fraudulent concealment in violation of Civil Code §1710; 3) intentional misrepresentation in violation of Civil Code §1710; 4) unfair and deceptive practices; 5) contractual breach of implied covenant of good faith and fair dealing; 6) fraud; 7) negligent misrepresentation in violation of Civil Code §1572; 8) breach of non-competition covenant; 9) civil conspiracy; 10) breach of contract for failure of consideration of failure to perform; 11) breach of confidence; and 12) declaratory relief.

As of the date of this Registration Statement, the action was dismissed in California, but has been re-filed in Federal Court . As disclosed elsewhere, notwithstanding this matter, we are working together with Global outside of our legal issues, to resolve our differences in the hopes of re-establishing our working relationship.

As disclosed in the Company's prior public filings, a former shareholder of FFI: Scott Schrader instituted litigation against the Company and FFI in the fall of 2010. Schrader is the Plan Sponsor, Plan Administrator Fiduciary and Participant of Schrader & Associates Defined Benefit Pension Plan ("Schrader"), the co-plaintiff, with whom we entered into a Stock Purchase Agreement and a Management Agreement in 2009. The litigation resulted in questionable actions by, and the ultimate termination of Mr. Fairweather on March 23, 2011. When Mr. Fairweather left the Company, he took many company files and refused to return them. Such actions are currently the subject of a criminal case against Mr. Fairweather entitled The State of New Jersey v. John Fairweather, pending in the Municipal Court of Waterford Township, Complaint number S 2012 00165, in which Mr. Fairweather is charged with theft of company property. At the first hearing of this matter on September 13, 2012, Mr. Fairweather failed to appear, but since he later returned all of the requested records, we later had the case dismissed.

On July 30, 2012, Schrader filed a complaint against FFI in the Commonwealth of Kentucky, Muhlenberg Circuit Court Division, as Civil Action No. 12-CI-352 to Quiet Title on property acquired by FFI. On September 10, 2012, the Board of Directors unanimously approved Mr. Bagot's execution of a quit claim deed to resolve the action.

On March 15, 2013, the Company executed an employment contract with Paul Adams as Chief Operating Officer. On July 5, 2013, Mr. Adams submitted his letter of resignation to terminate our relationship with him due to mutual misunderstandings and differences between the Company and Mr. Adams. Although the Company has not received any formal service as of the date of this Registration Statement, Mr. Adams has since threatened Management that he may sue the Company over compensation he believes is owed to him under his contract.

16

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is not currently traded. Prior to February 6, 2014, our stock traded on the OTC Pink market under the symbol “USFF.” Prior to October 7, 2011, we traded under the symbol, “NSOL.” The following table sets forth the high and low prices of our common stock for each quarter for the two most recently completed fiscal years. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

2013
First quarter ended March 31, 2013	$0.075	$0.035
Second quarter ended June 30, 2013	$0.06	$0.02
Third quarter ended September 30, 2013	$0.04	$0.01
Fourth quarter ended December 31, 2013	$0.06	$0.01

2012
First quarter ended March 31, 2012	$0.05	$0.0252
Second quarter ended June 30, 2012	$0.049	$0.0252
Third quarter ended September 30, 2012	$0.11	$0.022
Fourth quarter ended December 31, 2012	$0.11	$0.051

Holders

As of February 14, 2014, there were approximately 703 record owners of our common stock.

Dividends

There are no restrictions imposed on the Company which limit its ability to declare or pay dividends on its common stock, except for corporate state law limitations. No cash dividends have been declared or paid to date and none are expected to be paid in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the date of this Registration Statement, we do not have any effective equity compensation plans from which we can issue any securities.

Item 10. Recent Sales of Unregistered Securities

The following is a summary of transactions by the Company in the past three years involving sales of our securities that were not registered under the Securities Act, as amended. Each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated by the SEC. Unless stated otherwise: (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (iv) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; and, (v) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities.

17

In May 2011, we issued G & A Capital 5,000,000 shares of our preferred stock pursuant to the G & A Capital Agreement (Please see, Item 1 "G & A Capital Agreement").

On May 15, 2012, G & A Capital exercised a cashless provision related to the warrants issued in May 2011. The Company issued 300,851,000 common shares. Subsequent to the issuance of the 300,851,000 common shares, G & A Capital distributed such number of shares of the Common Stock it owned to our executive officers and key employees and other service providers on behalf of the Company. The majority of the common stock transferred was distributed to related parties including our Chairman of the Board, Chief Executive Officer and Chief Financial Officer. Accordingly, the Company has recorded a stock based compensation charge related to the shares issued for services rendered of $8,971,615 for the year ended December 31, 2012.

On December 13, 2013, the Company issued a secured convertible debenture for $100,000, with an original issue discount of $50,000 and net proceeds of $50,000. The Debenture matures on December 31, 2015 with interest at 8% per annum and is convertible into the Company’s common stock, at the option of the holder, at a conversion price equal to the average of the five lowest market prices for the Company’s common stock for thirty days preceding conversion. The debenture is secured by personal property of the Company, as defined in the debenture.

In January 2014, we issued 5,000,000 shares to Mr. Conner pursuant to the terms of his consulting agreement.

Item 11. Description of Registrant’s Securities to be Registered

As of February 12, 2014, our authorized capital consists of 800,000,000 shares of common stock, $0.0001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value.   As of February 12, 2014, there were 564,374,057 shares of our common stock outstanding and 0 shares of our preferred stock outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted

Item 12. Indemnification of Directors and Officers

Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our Articles of Incorporation provide, however, that our officers and directors shall have no liability to our shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our Articles and By-Laws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, the best interests of the Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

18

Item 13. Financial Statements and Supplementary Data

The financial statements and supplementary financial information required under this section appear at the end of this registration statement beginning on page F-1. (See Item 15).

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of December 3, 2012, the Company engaged Liggett, Vogt & Webb, P.A. (“LVW”) as its new independent accountants.

LVW conducted an independent audit of the Company for the year ended December 31, 2010 and the financial statements contained in this Form 10.

19

Item 15(a).  Financial Statements and Supplementary Financial Information

INDEX TO INTERIM FINANCIAL STATEMENTS

Page No.
Condensed Consolidated Balance Sheets at September 30, 2013 (unaudited) and December 31, 2012	F1

Condensed Consolidated Statements of Losses for the nine months ended September 30, 2013 and 2013 and from January 1, 2012 (date of inception) through September 30, 2013 (unaudited)	F2

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2013 and 2013 and from January 1, 2012 (date of inception) through September 30, 2013 (unaudited)	F3

Notes to Condensed Consolidated Financial Statements	F4 to F7

Index of Financial Statements

Page No.

Report of Independent Registered Public Accounting Firm	F

Consolidated Balance Sheets at December 31, 2012 and 2011	F

Consolidated Statements of Losses for the years ended December 31, 2012, and 2011	F

Consolidated Statements of Deficiency in Equity for the years ended December 31, 2012, and 2011	F

Consolidated Statements of Cash Flows for the years ended December 31, 2012, and 2011	F

Notes to Consolidated Financial Statements	F to F

US FUEL CORPORATION AND SUBSIDIARIES

(formerly Nuclear Solutions, Inc. and subsidiaries)

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash	$547	$6,250
Total current assets	547	6,250

Property and equipment, net of accumulated depreciation of $17,397 and $15,376 as of September 30, 2013 and December 31, 2012, respectively	3,505	5,526

Total assets	$4,052	$11,776

LIABILITIES AND DEFICIENCY IN EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,261,229	$2,813,332
Loans, related party	13,000	-

Convertible notes payable	69,000	39,000
Total current liabilities	3,343,229	2,852,332

Note payable-related party, net	689,203	645,110

Total liabilities	4,032,432	3,497,442

Deficiency in equity:
Preferred stock, $0.001 par value; 50,000,000 shares authorized, -0- issued and outstanding	-	-
Common stock, $0.0001 par value; 800,000,000 shares authorized, 564,374,057 shares issued and outstanding as of September 30, 2013 and December 31, 2012	56,437	56,437
Additional paid-in capital	37,531,389	37,501,389
Accumulated deficit	(41,616,206)	(41,043,492)
Total deficiency in equity	(4,028,380)	(3,485,666)

Total liabilities and deficiency in equity	$4,052	$11,776

The accompanying notes are integral part of these consolidated financial statements

F-1

US FUEL CORPORATION AND SUBSIDIARIES

(formerly Nuclear Solutions, Inc. and subsidiaries)

(a development stage company)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSSES

			Cumulative
			Period from
			January 1, 2012
	Nine months ended September 30,		(date of inception) to
	2013	2012	September 30, 2013
Revenue	$-	$-	$-

Operating expenses:
General and administrative	495,175	9,674,883	10,419,132
Depreciation and amortization	2,021	2,021	4,715

Total operating expenses	497,196	9,676,904	10,423,847

Loss from operations	(497,196)	(9,676,904)	(10,423,847)

Other income (expense):
Interest expense	(75,518)	(33,914)	(121,511)
Loss on deconsolidation of subsidiary	-	(30,820)	(33,914)

Loss before provision for income taxes	(572,714)	(9,741,638)	(10,579,272)

Provision for income taxes	-	-	-

Net loss	$(572,714)	$(9,741,638)	$(10,579,272)

Loss per common share, basic and diluted	$(0.00)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	564,374,057	445,184,453

The accompanying notes are integral part of these consolidated financial statements

F-2

US FUEL CORPORATION AND SUBSIDIARIES

(formerly Nuclear Solutions, Inc. and subsidiaries)

(a development stage company)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

			Cumulative
			Period from
			January 1, 2012
	Nine months ended September 30,		(date of inception) to
	2013	2012	September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(572,714)	$(9,741,638)	$(10,579,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation		8,971,615	8,971,615
Non cash interest	74,093	59,395	118,186
Loss on deconsolidation		33,914	33,914
Depreciation and amortization	2,021	2,021	4,715
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	477,897	672,893	1,430,339
Decrease in deposits	-	1,800	1,800
Net cash used in operating activities:	(18,703)	-	(18,703)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans, related party	13,000	-	13,000
Contribution of capital	-	-	6,250
Net cash provided by operating activities:	13,000	-	19,250

Net (decrease) increase in cash	(5,703)	-	547

Cash, beginning of period	6,250	-	-
Cash, end of period	547	-	547

Supplemental disclosures:
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Non-cash investing and financing activities:
Common stock issued by G&A Capital with settlement of accrued expenses and accrued compensation	$-	$2,663,563	$2,663,563
Forgiveness of related party liabilities	$-	$1,265,222	$1,265,222

The accompanying notes are integral part of these consolidated financial statements

F-3

US FUEL CORPORATION AND SUBSIDIARIES

(FORMERLY NUCLEAR SOLUTIONS ,INC AND SUBSIDIARIES)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2013

(unaudited)

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Nuclear Solutions, Inc. ("the "Company") was organized February 27, 1997 under the laws of the State of Nevada, as Stock Watch Man, Inc. On September 12, 2001, the Company amended its articles of incorporation to change its name to Nuclear Solutions, Inc.

On September 2, 2005, the Company formed a wholly owned subsidiary, Fuel Frontiers Inc.(“FFI”), to pursue alternative fuel technology and projects

On July 31, 2006, the Company formed a wholly owned subsidiary, Liquidyne Fuels, which has no activity.

In 2008, the Nuclear Solutions Board of Directors elected to focus the Company exclusively on the production of synthetic fuels through the FFI subsidiary. Activities related to nuclear waste remediation was suspended.

On June 10, 2011, the Company name was changed from Nuclear Solutions to US Fuel Corporation, with a singular focus to design, build, own and operate coal-to-liquid (“CTL”) facilities.

On September 30, 2012, FFI was dissolved.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement

Business

The business of US Fuel Corporation is to acquire and develop the intellectual property necessary to support the construction of multiple, scalable facilities capable of producing alternative fuels, with a primary feedstock of coal. The current project plan involves engineering a unique combination of technologies as the core of a scalable process to support multiple production facilities.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The unaudited condensed consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The condensed consolidated balance sheet as of December 31, 2012 contained herein has been derived from audited financial statements.

Operating results for the nine months ended September 30, 2013 are not necessarily indicative of results that may be expected for the year ending December 31, 2013. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2012 included in the Company’s Form 10 filed within.

Basis of presentation

The Company is devoting substantially all of its efforts to establishing a new business and while planned principal operations have commenced there has been no revenue generated from sales, license fees or royalties; accordingly the Company is considered a development stage enterprise. The Company’s consolidated financial statements are presented in accordance with authoritative accounting guidance related to a development stage enterprise and which provides that financial position, results of operations and cash flows of a development stage enterprise be presented in conformity with generally accepted accounting principles that apply to established operating enterprises.

F-4

As a development stage enterprise, the Company's primary efforts are devoted to acquiring and developing the intellectual property necessary to support the construction of multiple, scalable facilities capable of producing alternative fuels, with a primary feedstock of coal . The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. The Company requires additional financing to fund its working capital deficiency and future operations. Further, the Company does not have any commercial products available for sale and there is no assurance that the Company will be able to generate cash flow to fund operations.

Revenue Recognition

Revenues are recognized in the period that services are provided. For revenue from product sales, the Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605 “Revenue Recognition”. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. Payments received in advance are deferred.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Significant estimates include the useful life of fixed assets and assumptions used in the fair value of stock-based compensation.

Income taxes

Income tax provisions or benefits for interim periods are computed based on the Company’s estimated annual effective tax rate. Based on the Company's historical losses and its expectation of continuation of losses for the foreseeable future, the Company has determined that it is more likely than not that deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance. As the Company anticipates or anticipated that its net deferred tax assets at December 31, 2013 and 2012 would be fully offset by a valuation allowance, there is no federal or state income tax benefit for the periods ended September 30, 2013 and 2012 related to losses incurred during such periods.

Stock Based Compensation

The Company accounts for its stock based compensation under ASC 718-10, “Compensation-Stock Compensation”, which was adopted in 2006, using fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

Net loss per share

The Company accounts for net loss per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period.  It excludes the dilutive effects of potentially issuable common shares such as those related to our issued convertible debt.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2013 and December 31, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

F-5

These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s condensed consolidated financial position, results of operations or cash flows.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2013 and December 31, 2012 consists of the following:

	September 30, 2013	December 31, 2012
Fixtures and equipment	$20,902	20,902
Less: accumulated depreciation	(17,397)	(15,376)

Net property and equipment	$3,505	$5,526

Depreciation expense totaled $2,021 and$ 2.021 for the nine months ended September 30, 2013 and 2012, respectively.

NOTE 4 – NOTE PAYABLE – RELATED PARTY

As of December 31, 2011, the Company owed Greenberg & Lieberman, LLC for past services rendered totaling approximately $1,986,000. During 2012, the Company entered into a confidential settlement agreement with Greenberg & Lieberman, LLC. G&A Capital distributed 300,000 shares worth of restricted common stock and the Company issued a promissory note for $1,000,000 in full settlement of the outstanding balance owed to Greenberg & Lieberman, LLC. There is no interest and no minimum payments for seven and a half years after which time the interest will be prime plus 2%. The Company will be required to begin paying back the debt when the EBITDA reaches $250,000 a year, at which time the Company shall be required to pay back a minimum of 3% of the Company's profits per year until the debt has been paid in full. The Company has classified the promissory note as a long term liability. The original fair value of the promissory notes was valued at $601,017 based upon a present value of future cash flows, discounted at the market rate of interest of 7% per annum over seven and half years. During the nine months ended September 30, 2013 and 2012, the Company amortized the noncash interest expense of $44,093 and $29,395, respectively. As of September 30, 2013 and December 31, 2012, net carrying value of the promissory note was $689,203 and $645,110, respectively.

NOTE 5 - CONVERTIBLE DEBT

Notes payable at September 30, 2013 and December 31, 2012:

	September 30,	December 31,
	2013	2012
Global Atomic Inc. demand note payable to related party at 10% per year, convertible into common stock at $1.00 per share	$4,000	$4,000
International Fission demand note payable to related party at 10% per year, convertible into common stock at $1.00 per share	15,000	15,000
Jackie Brown, demand note payable to related party, non -interest bearing, convertible into common stock at $1.00 per share	20,000	20,000
RBSM, note payable, dated June 14, 2013, at 7% per year, convertible into common stock upon maturity at 50% of the volume-weighted average closing bid price per common share during the three days preceding maturity	30,000	-
Total notes payable	69,000	39,000
Less: current portion	(69,000)	(39,000)
Balance notes payable (long term portion)	$—	$—

F-6

On June 25, 2013, the Company entered into a settlement agreement with a service provider for past services. Accordingly, the Company executed a convertible promissory note with an original principal amount of $30,000 which is convertible into Company’s common stock at a price equal to fifty percent (50%) of the volume weighted average closing bid price during the three (3) days preceding the date of maturity, which is six (6) months from the settlement date. Interest is accrued at a rate of seven percent (7%) per annum.

In accordance ASC 470-20, the Company recognized an embedded beneficial conversion feature present in the note at the date of maturity. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $30,000 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense.

NOTE 6 – RELATED PARTY TRANSACTION

During the nine months ended September 30, 2013 and 2012, the Company incurred rent and administrative expenses payable to a related party totaling $8,508 and $14,571 respectively.

The Company’s current and stockholders have advanced funds on a non-interest bearing basis to the Company for travel related and working capital purposes.  The Company has not entered into any agreement on the repayment terms for these advances. As of September 30, 2013 and December 31, 2012, there were $13,000 and $-0- loans outstanding, respectively.

NOTE 7– STOCKHOLDER'S EQUITY

The Company is authorized to issue 800,000,000 shares of common stock with $0.0001 par value per share. As of September 30, 2013 and December 31, 2012, the Company has issued and outstanding 564,374,057 shares of common stock.

NOTE 8- ACCRUED EXECUTIVE COMPENSATION

As of September 30, 2013 and December 31, 2012, the Company owed former and current employees approximately $1,282,528 and $1,044,027, respectively.

NOTE 9- CONTINGENCIES

On May 10, 2013, Global Private Funding filed a civil action, number SC120696 in the Superior Court of the State of California, County of Los Angeles, West District; however, as of the date of this Report, the action was dismissed in California, but has been re-filed in Federal Court. Notwithstanding this matter, as of the date of this Report, we are working together with Global outside of our legal issues, to resolve our differences in the hopes of re-establishing our working relationship.

NOTE 9- SUBSEQUENT EVENTS

On December 13, 2013, the Company issued a secured convertible debenture for $100,000, with an original issue discount of $50,000 and net proceeds of $50,000. The Debenture matures on December 31, 2015 with interest at 8% per annum and is convertible into the Company’s common stock, at the option of the holder, at a conversion price equal to the average of the five lowest market prices for the Company’s common stock for thirty days preceding conversion. The debenture is secured by personal property of the Company, as defined in the debenture.

F-7

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS
a)
Page No.

Report of Independent Registered Public Accounting Firm	F2

Consolidated Balance Sheets at December 31, 2012 and 2011	F3

Consolidated Statements of Losses for the years ended December 31, 2012, and 2011	F4

Consolidated Statements of Deficiency in Equity for the years ended December 31, 2012, and 2011	F5

Consolidated Statements of Cash Flows for the years ended December 31, 2012, and 2011	F6

Notes to Consolidated Financial Statements	F7 to F14

b) Financial statement schedules

Not applicable.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
US Fuel Corporation
Atco, New Jersey

We have audited the accompanying consolidated balance sheets of Nuclear Solutions, Inc. and its subsidiary (the "Company"), a development stage company, as of December 31, 2012 and 2011 and the related consolidated statements of losses, deficiency in equity, and cash flows for each of the two years in the period ended December 31, 2012 and the period January 1, 2012 (date of inception) through December 31, 2012. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, and the period January 1, 2012 (date of inception) through December 31, 2012 inconformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett, Vogt & Webb, P.A.
Liggett, Vogt & Webb, P.A.
Certified Public Accountant

December 17, 2013

F-2

US FUEL CORPORATION AND SUBSIDIARIES
(FORMERLY NUCLEAR SOLUTIONS ,INC AND SUBSIDIARIES)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 and 2011

	2012	2011
ASSETS
Current assets:
Cash	$6,250	$-

Deposits	-	1,800
Total current assets	6,250	1,800
Property and equipment, net of accumulated depreciation Of $ 15,376 as of December 31, 2012 and $12,682 as of December 31, 2011 , respectively	5,526	103,946
Total assets	$11,776	$105,746
LIABILITIES AND DEFICIENCY IN EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,813,332	$6,452,904
Convertible note payable	39,000	39,000

Total current liabilities	2,852,332	6,491,904
Note payable - related party, net	645,110	-

Total liabilities	3,497,442	6,491,904
Commitments and contingencies

Deficiency in equity:
Preferred stock, $0.001 par value; 50,000,000 shares Authorized, 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value; 800,000,000 shares authorized, 564,374,057 and 263,523,057 shares issued and outstanding, as of December 31, 2012 and December 31, 2011, respectively	56,437	26,352
Additional paid-in capital	37,501,389	27,287,987

Accumulated deficit	(41,043,492)	(31,536,076)

Subscription receivable	-	(2,663,563)

Total deficiency in stockholders’ equity	(3,485,666)	(6,885,300)

Non-controlling interest	-	499,142

Total deficiency in equity	(3,485,666)	(6,386,158)

Total liabilities and deficiency in equity	$11,776	$105,746

The accompanying notes are an integral part of the consolidated financial statements.

F-3

US FUEL CORPORATION AND SUBSIDIARIES
(FORMERLY NUCLEAR SOLUTIONS, INC AND SUBSIDIARIES)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF LOSSES
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011 AND FOR PERIOD FROM INCEPTION (JANUARY 1, 2012) TO DECEMBER 31, 2012

	2012	2011	Cumulative Period from January 1, 2012 (date of inception) to December 31, 2012

Revenue	$-	$-

Operating expenses:
General and administrative expenses	9,923,957	819,881	9,923,957
Depreciation and amortization	2,694	3,409	2,694

Total operating expenses	9,926,651	823,290	9,926,651

Loss from operations	(9,926,651)	(823,290)	(9,926,651)

Other income (expense):
Interest expense	(45,993)	(1,900)	(45,993)

Loss on deconsolidation of subsidiary	(33,914)		(33,914)
Bad debt-related party subscription receivable	-	(3,636,437)

Loss before provision for income taxes	(10,006,558)	(4,461,627)	(10,006,558)

Provision for income taxes	-	-
Net income ( loss)	(10,006,558)	(4,461,627)	(10,006,558)

Net loss attributable to the non-controlling interest	-	(4,014)	-

Net loss attributable to US Fuel Corporation	$(10,006,558)	$(4,457,613)	$(10,006,558)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	455,573,147	188,754,330	455,573,147

The accompanying notes are an integral part of the consolidated financial statements.

F-4

US FUEL CORPORATION AND SUBSIDIARIES
(FORMERLY NUCLEAR SOLUTIONS, INC AND SUBSIDIARIES)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF DEFICIENCY IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

									Total
	Common Stock		Additional Paid - In	Preferred Stock		Accumulated	Non- Controlling	Subscription	Deficiency in
	Shares	Amount	Capital	Shares	Amount	Deficit	Interest	Receivable	Equity

Balance January 1, 2011	99,120,981	$9,912	$19,969,387	-	$-	$(27,078,463)	$503,156		$(6,596,008)

Shares issued for debt consolidation			225,000	50,000,000	20,000				245,000

Shares issued for debt consolidation-GA Capital	164,402,076	16,440	7,093,600	(50,000,000)	(20,000)	-	-	(2,663,563)	4,426,477

Net loss	-	-	-		-	(4,457,613)	(4,014)		(4,461,627)
Balance December 31, 2011	263,523,057	$26,352	$27,287,987	-	$-	$(31,536,076)	$499,142	(2,663,563)	$(6,386,158)

Contribution of capital			6,250						6,250

Shares issued related to cashless warrants – G&A Capital	300,851,000	30,085	(30,085)			-	-

Shares issued for debt consolidation-GA Capital								2,663,563	2,663,563

Forgiveness of related party liabilities			1,265,622						1,265,622

Stock based compensation related to common shares transferred from G&A Capital to related parties			8,971,615						8,971,615

Net loss	-	-	-		-	(9,507,416)	(499,142)		(10,006,558)

Balance December 31, 2012	564,374,057	$56,437	$37,501,389	-	-	$(41,043,492)	$-		$(3,485,666)

F-5

US FUEL CORPORATION AND SUBSIDIARIES
(FORMERLY NUCLEAR SOLUTIONS ,INC AND SUBSIDIARIES)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011 AND FOR PERIOD FROM INCEPTION (JANUARY 1, 2012) TO DECEMBER 31, 2012
	2012	2011	Cumulative Period from January 1, 2012 (date of inception) to December 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,006,558)	$(4,451,613)	(10,006,558)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	8,971,615	-	8,971,615
Bad debt-related party subscription receivable	-	3,636,437
Non-cash interest	44,093		44,093
Loss on deconsolidation	(33,914)		(33,914)
Depreciation and amortization	2,694	3,409	2,694
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	952,442	403,254	952,442
Decrease in Deposits	1,800	-	1,800
Net cash used in used operating activities	-	(414,513)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(3,027)

Net cash used in investing activities	-	(3,027)

CASH FLOWS FROM FINANCING ACTIVITIES:
Expenses paid by G&A Capital	-	417,540
Contribution of capital	6,250	-	6,250

Net cash provided by financing activities	6,250	417,540	6,250

Net increase (decrease) in cash	6,250	-	6,250

Cash, beginning of period	-	-

Cash, end of period	$6,250	$-	6,250
Supplemental disclosures:
Cash paid for:
Interest	-	-
Income taxes	-	-

Non-cash investing and financial activities:
Common stock issued by G & A Capital with settlement of accrued expenses and accrued executive compensation	$2,663,563	$372,500	2,663,563
Common Stock subscription exercised by G&A Capital	$-	$245,000
Forgiveness of related party liabilities	$1,265,622	$-	1,265,622

The accompanying notes are an integral part of the consolidated financial statements.

F-6

US FUEL CORPORATION AND SUBSIDIARIES
(FORMERLY NUCLEAR SOLUTIONS ,INC AND SUBSIDIARIES)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Nuclear Solutions, Inc. ("the "Company") was organized February 27, 1997 under the laws of the State of Nevada, as Stock Watch Man, Inc. On September 12, 2001, the Company amended its articles of incorporation to change its name to Nuclear Solutions, Inc.

On September 2, 2005, the Company formed a wholly owned subsidiary, Fuel Frontiers Inc.(“FFI”), to pursue alternative fuel technology and projects

On July 31, 2006, the Company formed a wholly owned subsidiary, Liquidyne Fuels, which has no activity.

In 2008, the Nuclear Solutions Board of Directors elected to focus the Company exclusively on the production of synthetic fuels through the FFI subsidiary. Activities related to nuclear waste remediation was suspended.

On June 10, 2011, the Company name was changed from Nuclear Solutions to US Fuel Corporation, with a singular focus to design, build, own and operate coal-to-liquid (“CTL”) facilities.

On September 30, 2012, FFI was dissolved.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement

Business

The business of US Fuel Corporation is to acquire and develop the intellectual property necessary to support the construction of multiple, scalable facilities capable of producing alternative fuels, with a primary feedstock of coal. The current project plan involves engineering a unique combination of technologies as the core of a scalable process to support multiple production facilities.

Development Stage Risk

We are a development stage entity. To date, we have generated no sales revenues, have incurred losses and expect to incur significant additional losses as we advance. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in our market

Based upon our current expected level of operating expenditures, we require additional cash to fund and continue operations beyond that point. We need to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that other financing will be available when needed to allow us to continue our operations or if available, on terms acceptable to us. The sale of addition equity or debt securities would result in additional dilution to the Company’s shareholders. We currently have no commitments from any source for future funding. These factors raise significant doubt about our ability to continue as a going concern.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Revenue Recognition

Revenues are recognized in the period that services are provided. For revenue from product sales, the Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605 “Revenue Recognition”. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. Payments received in advance are deferred.

F-7

Collaborative Arrangement

In 2007, the Company, through its subsidiary FFI, entered into a collaborative arrangement with Kentucky Fuels Associates, Inc. (“KFA”) for the development of coal-based gas-to-liquid (“CTL”) fuel production facilities in the state of Kentucky. KFA has agreed to provide an initial funding of $2,000,000 per site to be applied by FFI towards any and all costs and expenses incurred in the ordinary course of business for the development, construction and arranging of financing to closure including without limitation the following costs: engineering, procurement, administrative, development management, financing, legal, operations and maintenance costs for each said fuel production facility. In consideration for KFA's initial minimum funding contribution, KFA will receive 7% of the annual net pre-tax income of each jointly developed CTL diesel fuel facility and 2.5% equity interest in the first CTL diesel fuel facility developed by FFI and KFA. Additionally, KFA will have the exclusive right to develop CTL diesel fuel facilities with FFI in the state of Kentucky and a conditional first right of refusal to develop CTL diesel fuel facilities in the remainder of the United States.

We are accounting for this agreement pursuant to ASC Topic 808 “Collaborative Arrangements”. During the years ended December 31, 2012 and 2011, we reported $0 for both years as payments received pursuant to collaborative agreements. The unexpended balance of payments received of $0 for both December 31, 2012 and 2011 is reported as a current liability as advance payments received.

KFA dissolved in 2012 and our contract with them is no longer in force. Accordingly, we are no longer have any obligations to pay KFA and therefore any amounts previously set aside for KFA shall instead be retained by the Company.

Noncontrolling Interest

As a result of adopting ASC 810-10 Consolidations, we present non-controlling interests as a component of equity on our Consolidated Balance Sheets and Consolidated Statement of Deficiency in Equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Risk

Financial instruments and related items which potentially subject the Company to concentration of credit risk consist primarily of cash. The Company places its cash and temporary cash investments with credit quality institutions and has not experienced any losses in its accounts.

Property and Equipment

The cost of furniture and equipment is depreciated over the estimated useful life of the assets utilizing the straight-line method of depreciation based on estimated useful lives of five years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any resulting gain or loss is recognized.

Intangible and Long-lived Assets

The Company follows ASC 360, “Property Plant and Equipment”, which establishes a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used.  Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

F-8

Income Taxes

The Company utilizes ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Stock Based Compensation

The Company accounts for its stock based compensation under ASC 718-10, “Compensation-Stock Compensation”, which was adopted in 2006, using fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

Loss Per Share

The Company utilizes ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. The assumed exercise of common stock equivalents was not utilized since the effect would be anti-dilutive.

Fair Value of Financial instruments

The carrying amounts of financial instruments, which include accounts payable, accrued expenses and debt-obligations approximate their fair value due to their short term nature and/or variable interest rates. The Company's debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying value for these instruments approximate fair value. As of December 31, 2012 and 2011, the Company did not have any financial instruments that are required to be measured on a recurring basis.

The Company adopted new accounting guidance pursuant to ASC 820 which established a framework for measuring the fair value and expands disclosure about fair value measurement. The Company did not elect fair value accounting for any assets and liabilities allowed by previous guidance. Effective January 1, 2009, the Company adopted the provisions accounting guidance that relate to non-financial assets and liabilities that are not required or permitted to be recognized or disclosed at fair value on a recurring basis. Effective April 1, 2009, the Company adopted new accounting guidance which provides additional guidance for estimating fair value in accordance with ASC 820, when the volume and level of activity for the asset or liability have significantly decreased. The adoption of the provisions of ASC 820 did not have a material impact on our financial position or results of operations.

ASC 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e. an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes the following three levels of inputs that may be used.

1.Level 1 Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

2. Level 2 Quoted prices in market that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

F-9

3. Level 3 Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no activity).

The carrying amounts of financial instruments, which include cash, accounts payable, accrued expenses and debt obligations, approximate their fair values due they are short term in nature. As of December 31, 2012 and 2011, the Company does not have financial assets or liabilities that are measured at fair value on a recurring basis.

New Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As shown in the accompanying consolidated financial statements, the Company has incurred net loss of $10,006,558 and $4,461,627 during the years ended December 31, 2012 and 2011, respectively. The Company's current liabilities exceeded its current assets by $2,846,082 as of December 31, 2012. These factors raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is actively pursuing additional equity financings through discussions with investment bankers and private investors; however, as of the date of this Report, the Company has not entered into any definitive financing agreements. Moreover, there can be no assurance the Company will be successful in its effort to secure additional equity financing.  If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate.  However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2012 and 2011 consists of the following:

	2012	2011
Land	$0	$95,276
Fixtures and equipment	20,902	20,902
	20,902	116,628
Less: accumulated depreciation	(15,376)	(12,682)

Net property and equipment	$5,526	$103,946

During 2009, the Company purchased a parcel of land for $95,726 to be utilized in the CTL project. The land was exchanged in 2012 to liquidate the minority interest ownership in FFI to settle a lawsuit. Depreciation expense totaled $2,694 and$ 3,409 for the years ended December 31, 2012 and 2011, respectively.

F-10

NOTE 5 – NOTE PAYABLE – RELATED PARTY

As of December 31, 2011, the Company owed Greenberg & Lieberman, LLC for past services rendered totaling approximately $1,986,000. During 2012, the Company entered into a confidential settlement agreement with Greenberg & Lieberman, LLC. G&A Capital distributed 300,000 shares worth of restricted common stock and the Company issued a promissory note for $1,000,000 in full settlement of the outstanding balance owed to Greenberg & Lieberman, LLC. There is no interest and no minimum payments for seven and a half years after which time the interest will be prime plus 2%. The Company will be required to begin paying back the debt when the EBITDA reaches $250,000 a year, at which time the Company shall be required to pay back a minimum of 3% of the Company's profits per year until the debt has been paid in full. The Company has classified the promissory note as a long term liability. The original fair value of the promissory notes was valued at $601,017 based upon a present value of future cash flows, discounted at the market rate of interest of 7% per annum over seven and half years. During the year ended December 31, 2012, the Company amortized the noncash interest expense of $44,093. As of December 31, 2012, net carrying value of the promissory notes was $645,110.

NOTE 6 - CONVERTIBLE DEBT

Notes payable at December 31, 2012 and 2011:
	December 31,	December 31,
	2012	2011
Global Atomic Inc. demand note payable to related party at 10% per year, convertible into common stock at $1.00 per share	$4,000	$4,000
International Fission demand note payable to related party at 10% per year, convertible into common stock at $1.00 per share	15,000	15,000
Jackie Brown, demand note payable to related party, non -interest bearing, convertible into common stock at $1.00 per share	20,000	20,000
Total notes payable	39,000	39,000
Less: current portion	(39,000)	(39,000)
Balance notes payable (long term portion)	$—	$—

NOTE 7 – RELATED PARTY TRANSACTION

During the years ended 2012 and 2011, the Company incurred rent and administrative expenses payable to a related party totaling $19,428 and $ 30,600 respectively.

See disclosure relating to G & A Capital Development LLC, which is included in Note 8 below.

NOTE 8– STOCKHOLDER'S EQUITY

The Company is authorized to issue 800,000,000 shares of common stock with $0.0001 par value per share. As of December 31, 2012 and 2011, the Company has issued and outstanding 564,374,057 and 263,523,057 shares of common stock, respectively.

On May 12, 2011, the Company entered into an agreement with G&A Capital Development LLC (“G& A Capital”), a related party, whereby the Company issued 200,000,000 shares of Series A Preferred shares and a warrant to purchase 496,277,915 shares of common stock for an aggregate price of $2,000,000. The warrant shall have an exercise term of two years. Upon the Company increasing their number of authorized shares, the 200,000,000 shares of Series A Preferred shares were agreed to be exchanged for 164,402,076 shares of common stock. The share and warrant issuances were in consideration of G&A Capital making previous payments on the Company’s behalf totaling $662,540 ($245,000 subscription received in 2010 and $417,540 expenses paid by G&A Capital in 2011) and an agreement that G&A Capital will assume the outstanding financial obligations incurred by the Company up to $8,000,000 as long as the liability was incurred on or before September 11, 2011. in accounts payable and officers compensation packages. During the year ended December 31, 2011, G&A Capital had settled $372,500 of the Company's financial obligations by transferring common stock previously received from the May 12, 2011 agreement.

F-11

As of September 11, 2011, the Company had recorded a subscription receivable of $ 6,300 000 related to the liabilities that were ultimately settled by G&A Capital in 2012. In 2012, G&A Capital settled approximately $2,663,563 of accrued liabilities by transferring 24,000,000 shares of the Company’s common stock. As a result, the Company recorded a bad debt charge in 2011 related to the remaining $3,636,437 that was not subsequently settled.

On May 15, 2012, G & A Capital exercised a cashless provision related to the warrants issued in May 2011. The Company issued 300,851,000 common shares. Subsequent to the issuance of the 300,851,000 common shares, G & A Capital distributed such number of shares of the Common Stock it owned to our executive officers and key employees and other service providers on behalf of the Company. The majority of the common stock transferred was distributed to related parties including our Chairman of the Board, Chief Executive Officer and Chief Financial Officer. Accordingly, the Company has recorded a stock based compensation charge related to the shares issued for services rendered of $8,971,615 for the year ended December 31, 2012.

NOTE 9 – NON-CONTROLLING INTEREST

The Company initially owned 100% of the issued and outstanding common stock of its subsidiary FFI, which was represented by 30,000,000 shares. On June 12, 2009, the Company entered into a Stock Purchase Agreement and sold 10%, or 3,000,000 FFI common shares (the “Shares”) to Schrader & Associates Defined Benefit Pension Plan (herein, “Schrader”) for the sum of $350,000.

Additionally, on June 12, 2009, in consideration of $5,000, the Company granted Schrader an option to purchase an additional 10% of FFI for the sum of $350,000. The option expired on September 12, 2009. On June 30, 2009, Schrader partially exercised the option and purchased an additional 1,500,000 common shares of FFI, which represents 5.0% percent of the issued and outstanding common stock of FFI, for proceeds of $175,000.

Schrader granted the Company the first right of refusal to match or exceed any third party bona fide offer to purchase the Shares until June 12, 2014. On July 30, 2012, Schrader & Associates, LLC filed a complaint against Fuel Frontiers, Inc. in the Commonwealth of Kentucky, Muhlenberg Circuit Court Division, as Civil Action No 12-CI-352 to Quiet Title on property acquired by Fuel Frontiers, Inc. The property that is subject of this litigation is not the site selected for the US Fuel Muhlenberg County coal-to-liquid facility. On September 10, 2012, the Company Board of Directors unanimously approved the decision by Harry Bagot as CEO to execute a quit claim deed to resolve the quiet title action pending between the Company and Scott Schrader. In 2012, the land was exchanged for the non-controlling interest in FFI. Fuel Frontiers, Inc. was dissolved effective as of September 12, 2012.

The investment by Schrader in FFI is recorded as a non-controlling interest in the financial statements and is summarized as follows at December 31, 2012 and 2011:

Balance at December 31, 2010	$503,156
Allocated loss - 2011	(4,014)
Balance at December 31, 2011	$499,142
Exchange of land for non-controlling interest	(499,142)
Balance at December 31, 2012	$-

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NOTE 10- ACCRUED EXECUTIVE COMPENSATION

As of December 31, 2012 and 2011, the Company owed former and current employees approximately $1,044,027 and $1,440,154, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

On September 30, 2011, plaintiff Scott Schrader initiated litigation in the Commonwealth of Kentucky, Franklin Circuit Court, Case No 10-CI-01548 against Nuclear Solutions, Fuel Frontiers and other individuals. In the lawsuit, plaintiff alleges a dispute over an investment in Nuclear Solutions and presents claims for breach of contract, intentional misrepresentations, negligence, fraud and fraudulent inducement, unjust enrichment and breach of constructive or resulting trust.

On October 11, 2011, the Company entered into an agreement with Larry E. Harris under which Harris would receive ½ of 1% of the net operating income of the first US Fuel coal-to-liquid plant commissioned by the Company. This agreement was reached as the settlement of a dispute between the Company, G & A Capital and Harris.

As disclosed above in Note 9, the Company quit claimed the real estate to settle the Schrader lawsuit in 2012.

NOTE 12– OPTIONS AND WARRANTS

The following table summarizes the changes in warrants outstanding and the related exercise prices for the shares of the Company's common stock issued by the Company as of December 31, 2012 and 2011:

	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2010		$
Granted	496,277,915.004
Exercised	—		—
Canceled or expired	—		—

Outstanding at December 31, 2011	496,277,915.004
Granted	—		—
Exercised	(496,277,915)		(0.004)
Canceled or expired	—		—
Outstanding at December 31, 2012	—		—

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NOTE 13- INCOME TAXES

The Company utilizes ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Included in deferred tax assets are Federal and State net operating loss carryforwards of approximately $18 million, which will expire by 2031.   The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has determined the stock based compensations and bad debt related party subscription receivable will be non-deductible for tax purposes. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company's future use of its existing net operating losses may be subject to limitations of Section 382 of the Internal Revenue Code. As of December 31, 2011, we have fully allowed for any deferred tax assets as management has determined that it is more-likely-than-not that we will not sustain the use of our net operating loss carryforwards and have established a valuation allowance for them. The valuation allowance increased by $ 200,000 and by $ 280,100 during the years ended December 31, 2012 and 2011, respectively.

The Company files income tax returns in the United States federal jurisdiction and certain states in the United States. The Company is delinquent in filing its federal and state income tax returns for the years ended December 31, 2010, 2011 and 2012. No tax returns are currently under examination by any authorities.

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NOTE 14 – SUBSEQUENT EVENT

On May 10, 2013, Global Private Funding filed a civil action, number SC120696 in the Superior Court of the State of California, County of Los Angeles, West District; however, as of the date of this Report, the action was dismissed in California, but has been re-filed in Federal Court. Notwithstanding this matter, as of the date of this Report, we are working together with Global outside of our legal issues, to resolve our differences in the hopes of re-establishing our working relationship.

On June 25, 2013, the Company entered into a settlement agreement with a service provider for past services. Accordingly, the Company executed a convertible promissory note with an original principal amount of $30,000 which is convertible into Company’s common stock at a price equal to fifty percent (50%) of the volume weighted average closing bid price during the three (3) days preceding the date of maturity, which is six (6) months from the settlement date. Interest is accured at a rate of seven percent (7%) per annum.

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Item 15(b). Exhibits

3.1	Certificate of Incorporation, as Amended (Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 2010 as filed on August 2, 2013)

3.3	Bylaws (Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K for the year ended December 31, 2010 as filed on August 2, 2013)

10.1	Form of Stock Purchase Agreement with G & A Capital, Development LLC, dated May 12, 2011(Incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the year ended December 31, 2010 as filed on August 2, 2013)

10.2	Form of Amendment to Stock Purchase Agreement with G & A Capital, Development LLC, dated May 13, 2011 (Incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K for the year ended December 31, 2010 as filed on August 2, 2013)

10.3	Form of Stock Purchase Agreement and exhibits with Schrader & Associated Defined Benefit Pension Plan (Incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the year ended December 31, 2010 as filed on August 2, 2013)

10.4	Form of Teaming Agreement with Woolpert, Inc., dated May 3, 2013+

20.1	Code of Ethical Conduct (Incorporated by reference to Exhibit 99 to the Form 10KSB for the year ended December 31, 2003)

+ Filed herewith

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 14, 2014	US FUEL COPORATION

	By:	/s/ Harry Bagot
Harry Bagot
Chief Executive Officer

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